CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

Announces Corporate Strategic Initiatives

Q3 2008 Compared to Q3 2007

•	Resorts GAAP sales of $136.2 million

•	Resorts contract sales rose 10% to $154.0 million

•	Resorts Field Operating Profit of $20.8 million

•	Communities sales declined to $10.7 million

•	Net income of $6.8 million, or $0.21 per share

•	Book value of $12.65 per share

Boca Raton, Fla. – November 10, 2008 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the third quarter ended September 30, 2008 (see attached tables). The Company also outlined strategic initiatives being taken to better position the Company in the current credit environment.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “Despite operating in a challenging economic environment, the results of our resorts business during the third quarter of 2008 were strong. Contract sales(1) rose 10% to $154.0 million. We earned $0.21 per share in the third quarter of 2008 with no contribution from gain on sale of notes receivable; this compares to earnings per share of $0.45 in the 2007 third quarter, which included $0.40 per share attributable to a gain on sale of notes receivable. During the 2008 third quarter, we realized aggregate cash proceeds of $93.1 million from our receivables financing activities; however, all such transactions were accounted for as on-balance sheet borrowings. Our owner base increased to more than 194,000 members, VOI sales transactions, tour flow, and prospect conversion rates rose compared to prior periods, and we generated Field Operating Profit (2) at our Resorts business of $20.8 million. We welcomed our first guests at Bluegreen’s newest resorts in Las Vegas (Bluegreen Club 36®) and Williamsburg, VA (Patrick Henry Square). Delinquencies and defaults within our timeshare receivables portfolio performed within historical norms, although we continue to monitor this closely. The difficult residential real estate market continued to impact results at Bluegreen Communities. Sales at Communities were appreciably lower quarter over quarter and Communities posted a modest loss of approximately $550,000.”

(1)

Contract sales are timeshare sales prior to the impact of SFAS No. 152, “Accounting for Real Estate Time-sharing Transactions”, the impact of percentage-of-completion accounting, estimated uncollectible VOI notes receivable and gain on sales of notes receivable.

(2)	Field operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income, interest expense, and income taxes.

Bluegreen Corporation	Page 2
November 10, 2008

During the third quarter of 2008, Bluegreen signed a new $75.0 million revolving timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial. At September 30, 2008, Bluegreen had available credit of approximately $176.7 million across all of its credit facilities, subject to collateral requirements and other customary terms and conditions.

CORPORATE STRATEGIC INITIATIVES

Mr. Maloney continued, “Although we are pleased with the results of our Resorts business, we cannot ignore that we are operating in one of the most challenging economic periods in history. The unprecedented stresses in the credit markets, increased financing costs, and announced changes in the business plans of certain of the industry’s lenders must be taken into account in making decisions regarding our current and future operations.

“Our Resorts business consists of sales operations, resort management operations and finance operations. To date, our focus has been on the growth of our sales operations, which involves both significant capital expenditures and upfront operating costs in excess of cash realized. Put simply, sales require cash outlays and require the availability of credit. In contrast, our resort management operations and finance operations represent recurring, cash-generating sources of income which do not require material liquidity support from the credit markets. During the nine months ended September 30, 2008, our resorts management operations and finance operations earned $6.8 million and $38.6 million of pre-tax profits, respectively.

“While we believe that the market for our Resorts product remains relatively strong, we believe that the uncertainties in the credit markets require us, for the time being, to deemphasize our sales operations to conserve cash, while continuing to emphasize our cash generating income streams from our resorts management and finance operations. To this end, we have made a decision to implement strategic initiatives that are expected to materially reduce sales, and conserve availability under our receivables credit facilities. Such initiatives include closing certain sales offices; greatly eliminating what we have identified as lower-efficiency marketing programs; reducing overhead including eliminating a significant number of staff positions across a variety of areas at various locations; limiting sales to borrowers who meet newly introduced underwriting standards, and increasing interest rates on new sales transactions. Our goal is to reduce the number of sales, while increasing the profitability of those sales we do make. In addition, based on the opening or acquisition of new resorts during 2008 and the expected completion of certain projects currently under development, we have made a decision to reduce our inventory spending from approximately $215.0 million over the twelve months ended September 30, 2008 to a projected $45.0 million during 2009. We believe that we have adequate timeshare inventory to satisfy our 2009 projected sales and, based on our reduced sales levels, a number of years thereafter. We intend to continue to provide high quality vacation experiences to our Bluegreen Vacation Club owners and do not believe that these initiatives will have any material impact on owner satisfaction. We estimate that these actions will result in pre-tax charges ranging from $10.0 million, or $0.20 per share, to $15.0 million, or $0.30 per share, in the fourth quarter 2008, but believe that the successful implementation of these initiatives will allow us to preserve the majority of our unrestricted cash position at least through 2009, while satisfying our obligations, with no need for additional receivable financing facilities or term securitization transactions during that

Bluegreen Corporation	Page 3
November 10, 2008

same period. Should the credit markets not improve in the future, we would consider further reductions in our sales operations. Regardless of the state of the credit markets, however, we believe that our resorts management and finance operations will continue to generate cash and profits.

“We believe that these actions are appropriate in the current challenging environment yet will allow us to be in a position to once again grow sales once the credit markets improve. We will continue to actively pursue additional credit facility capacity, capital market transactions, and alternative financing solutions and it is our hope that the steps we are taking will strengthen our existing credit relationships, as well as attract new sources of capital.”

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three-Month Periods Ended September 30, 2008 and September 30, 2007
(In 000’s, except percentages)

	Three Months Ended		Three Months Ended

	September 30, 2008	% of Gross Sales	September 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Contract sales	$154,040		$139,543
Recognition of sales under SFAS No. 152	5,927		4,858
Impact of percentage of completion accounting	382		—

Gross sales of real estate	160,349	100%	144,401	100%
Estimated uncollectible VOI notes receivable	(24,146)	(15%)	(19,504)	(14%)
Gain on sales of notes receivable	—	0%	20,075	14%

Sales of real estate	136,203	85%	144,972	100%
Cost of real estate sales	(31,490)	(20%)	(38,416)	(26%)

Gross profit	104,713	65%	106,556	74%

Other resort services revenues	15,839	10%	14,400	10%
Cost of other resort services	(11,734)	(7%)	(10,689)	(7%)

	4,105	3%	3,711	3%

Selling and marketing expenses	(80,519)	(50%)	(77,521)	(54%)
Field G & A expense	(7,543)	(5%)	(8,838)	(6%)

Total field operating expenses	(88,062)	(55%)	(86,359)	(60%)

Field operating profit	$20,756	13%	$23,908	17%

Other data:
Upgrade Sales to Bluegreen Vacation Club owners, as a percentage of Resorts sales	49%		42%
Number of VOI sales transactions	13,846		12,327
Average sales price per transaction	$11,098		$11,445
Total Marketing Prospect Tours	99,800		98,300
New Marketing Prospect Tours	72,000		73,000
Sale-to-tour ratio (total prospects)	13.9%		12.5%
Sale-to-tour ratio (new prospects)	8.8%		9.0%
Sales deferred under SFAS No. 152 as of end of period	$33,700		$32,900
Field operating profit deferred under SFAS No. 152 as of end of period	$19,500		$18,500

Bluegreen Corporation	Page 4
November 10, 2008

The increase in contract sales was due primarily to a 20% increase in sales to existing Bluegreen Vacation Club members, which the Company views as a strong indicator of owner satisfaction. Also contributing to higher contract sales were same-resort sales increases at many existing sales offices, partially offset by the impact of the closure of an off-site sales office in Dallas, Texas, and a system-wide price increase that went into effect during January 2008.

GAAP resorts sales of $136.2 million declined by $8.8 million from the same period last year, due primarily to the impact of a $20.1 million gain on sales of notes receivable in the third quarter of 2007 as compared to no such gain in the 2008 third quarter.

Other resort operations revenue – much of which constitutes a recurring stream of revenue — rose 10% to $15.8 million, reflecting higher resort management and service fees earned by the Company’s resort management business, as well as higher fees earned at Bluegreen’s title company.

Lower Field Operating Profit was primarily due to the $20.1 million gain on sales of notes receivable in the third quarter of 2007 as compared to no such gain in the third quarter of 2008. As an additional point of reference, results for the fourth quarter of 2007 included gains on the sale of notes receivable totaling $11.3 million, and no such gains should be expected in the fourth quarter of 2008.

Selling and marketing expenses as a percentage of gross sales declined to 50.2% from 53.7% in last year’s third quarter due to increased sales to owners, which generally carry lower marketing costs, and a higher overall sales-to-tour conversion ratio.

The Company’s timeshare receivables portfolio continued to perform within historical norms, as demonstrated by delinquencies over 30 days on the total serviced portfolio at September 30, 2008 of 4.4% compared to 4.5% at December 31, 2007. While the average annual default rate increased to 8.7% for the twelve months ended September 30, 2008 from 7.0% for the twelve months ended September 30, 2007, it should be noted that default rates in 2007 were at a recent historical low. The 2008 default rate approximates default rates experienced during years prior to 2007. Bluegreen believes the comparatively small monthly payments in its financing programs at fixed interest rates, the use of direct debit payment processing by over 80% of the Company’s obligors, and customer satisfaction are all factors that contribute to the performance of its receivable portfolio.

BLUEGREEN COMMUNITIES

The Bluegreen Communities segment has been impacted by lower sales, especially of higher priced homesites. As a result, average sales price per homesite in the third quarter of 2008 decreased compared to the third quarter of 2007 primarily because a lower percentage of higher priced premium lots were sold compared to the same period last year.

Bluegreen Corporation	Page 5
November 10, 2008

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three-Month Periods Ended September 30, 2008 and September 30, 2007
(In 000’s, except percentages)

	Three Months Ended		Three Months Ended

	September 30, 2008	% of Gross Sales	September 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Sales of real estate	10,704	100%	31,745	100%
Cost of real estate sales	(6,727)	(63%)	(17,144)	(54%)

Gross profit	3,977	37%	14,601	46%

Other communities operations revenue	2,170	20%	2,855	9%
Cost of other communities operations	(2,573)	(24%)	(3,100)	(10%)

	(403)	(4%)	(245)	(1%)

Selling and marketing expenses	(2,264)	(21%)	(7,463)	(24%)
Field G & A expense	(1,863)	(17%)	(2,344)	(7%)

Total field operating expenses	(4,127)	(38%)	(9,807)	(31%)

Field operating profit	$(553)	(5%)	$4,549	14%

Other data:
Average sales price per homesite	$79		$83
Sales deferred under percentage-of-completion accounting as of end of period(3)	$2,500		$14,300
Field operating profit deferred under percentage-of-completion accounting as of end of period (3)	$700		$6,300

SELECTED OTHER FINANCIAL INFORMATION

	As of

	September 30,	December 31,

	2008	2007

Unrestricted cash (4)	$65.6 million	$125.5 million
Book value per share	$12.65	$12.34
Debt-to-equity ratio: recourse and non-recourse	1.39:1	1.03:1
Debt-to-equity ratio: recourse only	1.04:1	0.99:1

(3)	It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

(4)	Reflects repayment, in full, of $55 million, 10.5% Senior Secured Notes plus all accrued interest on March 31, 2008.

Net interest spread (interest income minus interest expense) increased to $8.5 million for the third quarter of 2008 from $5.0 million in the same period last year.

Bluegreen Corporation	Page 6
November 10, 2008

PROPOSED TRANSACTION WITH DIAMOND RESORTS

As previously announced, representatives of Diamond Resorts International have advised Bluegreen that to date Diamond Resorts has not secured financing sources for its proposed purchase of Bluegreen. On September 15, 2008 Bluegreen announced an extension until November 15, 2008 of the period during which Diamond Resorts would have an exclusive right of negotiation to acquire all of the Bluegreen common stock. While the credit markets remain extremely problematic, Diamond Resorts has requested that the exclusivity agreement remain in place pursuant to its previously disclosed terms. Diamond Resorts has indicated that it may propose an alternative transaction but there is no assurance that Diamond Resorts will make any alternative proposal or that, if made, any such proposal will be acceptable to Bluegreen.

MANAGEMENT REMARKS

Management will deliver prepared remarks on Monday, November 10, 2008 at 10:00 am Eastern Time. There will be no question and answer session following management’s prepared remarks. To listen to management’s remarks, dial (866) 730-5767 (Domestic) or (857) 350-1591 (International) and use the code 69174069. A replay of the prepared remarks will be available from 12:00 pm Eastern Time November 10, 2008 until midnight November 17, 2008. To hear the teleconference replay dial (888) 286-8010 (Domestic) or (617) 801-6888 (International). The pass code for the replay is 94592883. Management’s remarks will also be accessible at Bluegreen’s corporate web site, www.bluegreencorp.com, for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 194,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company’s strategic initiatives are not implemented successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew or replace such lines of credit; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments;

Bluegreen Corporation	Page 7
November 10, 2008

sales and marketing strategies related to new Resorts and Communities properties will not be successful; retail prices and homesite yields for Communities properties will be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; risks relating to the proposed transaction with Diamond Resorts; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 3, 2008 and Form 10-Q to be filed on November 10, 2008.

### #### ###

Bluegreen Corporation	Page 8
November 10, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Income
(In 000’s, Except Per Share Data)

	Three Months Ended		Nine Months Ended

	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

REVENUES:
Gross vacation ownership sales	$160,349	$144,401	$384,733	$355,199
Estimated uncollectable VOI notes receivable	(24,146)	(19,504)	(59,308)	(46,098)
Gain on sale of notes receivable	—	20,075	8,245	28,042

Vacation ownership sales	136,203	144,972	333,670	337,143
Homesite sales	10,704	31,745	44,579	104,646

Total sales	146,907	176,717	378,249	441,789

Other resort and communities operations revenue	18,009	17,255	53,685	47,863
Interest income	14,870	12,341	38,334	34,291

Total operating revenues	179,786	206,313	470,268	523,943

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	31,490	38,416	75,594	83,927
Homesite cost of sales	6,727	17,144	24,553	54,670

Total cost of sales	38,217	55,560	100,147	138,597
Cost of other resort and communities operations	14,307	13,789	38,068	38,063
Selling, general and administrative expenses	105,825	104,915	294,133	284,760
Interest expense	6,366	7,348	13,356	18,380
Other expense	948	152	475	1,125

Total operating expenses	165,663	181,764	446,179	480,925

Income before minority interest and provision for income taxes	14,123	24,549	24,089	43,018
Minority interest in income of consolidated subsidiary	3,122	2,044	5,280	5,311

Income before provision for income taxes	11,001	22,505	18,809	37,707
Provision for income taxes	4,180	8,552	7,147	14,329

Net income	$6,821	$13,953	$11,662	$23,378

Net income per share
Basic:	$0.22	$0.45	$0.37	$0.75
Diluted:	$0.21	$0.45	$0.37	$0.75

Weighted average number of common and common equivalent shares:
Basic	31,250	31,011	31,230	30,968

Diluted	31,822	31,301	31,482	31,315

Bluegreen Corporation	Page 9
November 10, 2008

BLUEGREEN CORPORATION
Supplemental Segment Financial Data
Nine-Month Periods Ended September 30, 2008 and September 30, 2007
(In 000’s, except percentages)

BLUEGREEN RESORTS

	Year-to-Date		Year-to-date

	September 30, 2008	% of Gross Sales	September 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Contract sales	$393,858		$359,919
Deferral of sales under SFAS No. 152	(9,125)		(5,566)
Impact of percentage-of-completion accounting	—		846

Gross sales of real estate	384,733	100%	355,199	100%
Estimated uncollectible VOI notes receivable	(59,308)	(15%)	(46,098)	(13%)
Gain on sales of notes receivable	8,245	2%	28,042	8%

Sales of real estate	333,670	87%	337,143	95%
Cost of real estate sales	(75,594)	(20%)	(83,927)	(24%)

Gross profit	258,076	67%	253,216	71%

Other resorts services revenues	44,868	12%	39,473	11%
Cost of other resorts services	(30,059)	(8%)	(29,618)	(8%)

	14,809	4%	9,855	3%

Selling and marketing expenses	(219,640)	(57%)	(198,933)	(56%)
Field G & A expense	(21,319)	(6%)	(24,257)	(7%)

Total field operating expenses	(240,959)	(63%)	(223,190)	(63%)

Field operating profit	$31,926	8%	$39,881	11%

BLUEGREEN COMMUNITIES

	Year-to-Date		Year-to-Date

	September 30, 2008	% of Gross Sales	September 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Sales of real estate	44,579	100%	104,646	100%
Cost of real estate sales	(24,553)	(55%)	(54,670)	(52%)

Gross profit	20,026	45%	49,976	48%

Other communities operations revenues	8,817	20%	8,390	8%
Cost of other communities operations	(8,009)	(18%)	(8,445)	(8%)

	808	2%	(55)	—

Selling and marketing expenses	(10,611)	(24%)	(21,935)	(21%)
Field G & A expense	(5,872)	(13%)	(8,102)	(8%)

Total field operating expenses	(16,483)	(37%)	(30,037)	(29%)

Field operating profit	$4,351	10%	$19,884	19%

Bluegreen Corporation	Page 10
November 10, 2008

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income Before
Minority Interest and Provision for Income Taxes
(In 000’s)

	Three Months Ended		Year-to-Date

	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Field operating profit for Bluegreen Resorts	$20,756	$23,908	$31,926	$39,881
Field operating profit for Bluegreen Communities	(553)	4,549	4,351	19,884
Interest Income	14,870	12,341	38,334	34,291
Other expense, net	(948)	(152)	(475)	(1,125)
Corporate general and administrative expenses	(13,636)	(8,749)	(36,691)	(31,533)
Interest expense	(6,366)	(7,348)	(13,356)	(18,380)

Income before minority interest and provision for income taxes	$14,123	$24,549	$24,089	$43,018

Bluegreen Corporation	Page 11
November 10, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	September 30, 2008	December 31, 2007

	(unaudited)
ASSETS
Cash and cash equivalents (unrestricted)	$65,550	$125,513
Cash and cash equivalents (restricted)	24,689	19,460

Total cash and cash equivalents	90,239	144,973
Contracts receivable, net	16,431	20,532
Notes receivable, net	313,737	160,665
Prepaid expenses	15,557	14,824
Other assets	28,458	23,405
Inventory, net	492,273	434,968
Retained interests in notes receivable sold	120,419	141,499
Property and equipment, net	113,064	94,421
Goodwill	8,502	4,291

Total assets	$1,198,680	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$21,765	$38,901
Accrued liabilities and other	67,135	60,421
Deferred income	36,890	36,559
Deferred income taxes	102,491	98,362
Receivable-backed notes payable - Recourse	64,320	38,031
Receivable-backed notes payable – Non-Recourse	135,186	16,968
Lines-of-credit and notes payable	237,240	176,978
10.50% senior secured notes	—	55,000
Junior subordinated debentures	110,827	110,827

Total liabilities	775,854	632,047

Minority interest	27,703	22,423

Total shareholders’ equity	395,123	385,108

Total liabilities and shareholders’ equity	$1,198,680	$1,039,578